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                               GRAPE PURCHASE AGREEMENT



This Grape Purchase Agreement (the "Agreement") is entered into as of May 9, 1997 between THE HESS COLLECTION WINERY, a California corporation ("Winery"), and SCHEID VINEYARDS INC., a California corporation ("Grower").

                                       RECITALS

A. Grower is the owner of the Baja Viento Vineyard in Greenfield, California on which Grower grows approximately 30 acres of Chardonnay grapes (the "Vineyards"). The Vineyards are more particularly described in Exhibit "A" to this Agreement.

B. Winery wishes to purchase the wine grapes grown on the Vineyards from Grower under the terms of this Agreement.

                                      AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. PURCHASE. Grower agrees to sell, and Winery agrees to purchase, all the production of Chardonnay grapes ("Grapes") grown on the Vineyard each year that this Agreement is in effect.

2. TERM AND TERMINATION. The initial term of this Agreement ("Term") is for the crop years 1998 through 2013; provided, however, that unless written notice of termination has been given by either party prior to May 31, 2012, the Term will automatically convert to a two-year evergreen contract beginning June 1, 2012. Thereafter, written notice of termination may be given before May 31st of any year and shall be effective at the completion of the second harvest following such written notice.

3.  PRICE.

         (a) Except as provided in Paragraphs 3(b) and 3(c) below, the price per ton (the "Price") to be paid with respect to each crop year by Winery to Grower for Grapes shall be determined with reference to the Final Grape Crush Report (the "Crush Report"), published by the California Department of Food and Agriculture (the "Department") on or about March 10 of each year, for the crop year (the "Applicable Crop Year") preceding the harvest of such Grapes, as it may be supplemented or corrected by the Department up


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    through the succeeding first day of August (the "Applicable Crush Report").
    The price per ton for Grapes shall be equal to [           ]* (the "Pricing
    Districts"), as determined by:


                            [                      ]*


    See Exhibit "B" attached hereto for an example of this price calculation.

         (b) If the Crush Report shall no longer be published, then any appropriate substitute for the Crush Report mutually agreed upon by Winery and Grower shall be used and the computations set forth in Paragraph 3(a) shall be appropriately adjusted. In the event that no substitute for a discontinued Crush Report can be agreed upon, then the substitution shall be determined in accordance with Paragraph 11.

         (c) In the event that the Department changes the format of the Crush Report from the format of the Crush Report dated March 10, 1997, the source of data (from within the applicable Crush Report) for determining the Price
    shall be [               ]*

         (d) In the event that the reporting rules of the Department are changed to include related party transactions in the Crush Report, then Winery and Grower shall negotiate in

____________________
* Confidential Treatment Requested for Redacted Portion.


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    good faith an alternative pricing method.  A related party transaction is a transaction where there is a relationship between the buyer and seller other than arms-length.

4. PAYMENT. For the purchase of the Grapes for each crop year, Winery will pay one-half the amount due to Grower within thirty (30) days after the final harvest of Grapes, with the remaining balance due sixty (60) days after such harvest.

5. STANDARDS. Grower agrees to deliver whole, sound, mature Grapes, free from commercial defects, in good and merchantable condition suitable for use in the production of premium wine produced on a bonded winery premise ("Acceptable Grapes"). Grapes will not be Acceptable Grapes
    ("Non-Acceptable Grapes") if:

         (a) They are infected, adulterated (including with pesticide or other residues) or misbranded under any federal or state law or regulation, or may not be introduced into interstate commerce pursuant to any federal or state law or regulation; or

         (b) any truckload ("Load") of such Grapes which has two percent (2%) or more by weight of material other than grapes ("MOG"), such as leaves, canes or other material foreign to grapes, or three percent (3%) or more by weight of rot or mold, or one percent (1%) or more by weight of mildew; or

         (c) the Load of such Grapes is delivered to The Hess Collection Winery more than eight (8) hours after the completion of the harvesting of such Grapes; or

         (d) Brix of such Load of Grapes is below 21.0DEG.  Brix.

    Winery will have the right to reject any Non-Acceptable Grapes. In the event Winery elects to reject any load of Grapes, Winery shall immediately notify Grower of such election. If such election is made due to MOG in excess of two percent (2%), Grower will be given the opportunity to remove such MOG and the Load shall be re-tested. Rejection or acceptance of any Non-Acceptable Grapes by Winery does not relieve Grower from obligations under this Agreement for delivering the remaining Grapes to Winery. Inspection by Winery in the field prior to hauling of Grapes to the Winery shall not be deemed an acceptance of the Grapes.

6. GRAPE MATURITY. The desired target Brix at harvest is 23.0DEG. Brix, with a target Brix window of 22.0DEG. to 24.5DEG. , as measured by a properly calibrated refractometer. If any Load of Grapes is delivered to the processing facility below 22.0DEG. Brix, the Price for such Load will be adjusted downwards by one percent (1%) for each 0.1 below 22.0DEG. Brix, with a maximum adjustment of ten percent (10%) downwards at 21.0DEG. Brix.

    When Grapes are tested pursuant to Paragraph 6 of this Agreement, Winery shall provide Grower with the results. Winery shall immediately notify Grower of any Load of Grapes which is determined to be subject to adjustment in purchase price.


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    All inspections to determine acceptability of the Grapes pursuant to
    Paragraphs 5 and 6 must be made by the Bureau of Food and Vegetable Standardization of the Department of Food and Agriculture of the State of California, another comparable official agency, or by a certified, independent testing laboratory. Winery and Grower agree to be bound by such inspections as to whether the Grapes are Acceptable Grapes or Non-Acceptable Grapes. In the event of such inspections, Grower will pay for all additional costs if the Grapes are deemed Non-Acceptable Grapes, and Winery will pay for all additional costs if the Grapes are deemed Acceptable Grapes.

7. VITICULTURAL CONTROL. Grower and Winery will maintain open communication regarding viticultural practices of the Vineyards. Upon request, Winery personnel will be permitted to enter the Vineyards to inspect farming practices and harvesting operations. Grower will follow the Viticultural Plan developed by Winery as set forth in Exhibit "C" to this Agreement and, furthermore, Grower will listen to and give reasonable consideration to other suggestions made by Winery concerning viticultural practices.

8. HARVESTING, WEIGHING AND DELIVERY. Grower and Winery will cooperate in establishing a delivery schedule during each harvest. Grower will notify Winery by telephone or facsimile transmission when Grower wishes to deliver the Grapes to Winery in order to satisfy the foregoing standards. If Winery is unable to comply with Grower's requirements within 24 hours following such notice, Grower shall be relieved of the obligation to satisfy the foregoing standards, except those for MOG. Grapes shall be delivered in clean gondolas of no more than six (6) tons each.

    All Loads of Grapes will be weighed on a certified scale at the processing facility. Grower will bear the cost of delivery of the Grapes to The Hess Collection Winery or wherever Winery directs Grapes to be delivered within the Napa Valley, including costs of harvesting, delivery, and of the gondolas in which the Grapes are delivered. If Winery designates a delivery location outside of the Napa Valley, Grower shall deliver Grapes to such location, provided that Grower will be reimbursed for any costs of delivery in excess of the cost that would have been incurred if such Loads were delivered to The Hess Collection Winery. Title and risk of loss shall pass to the Winery upon delivery to the Winery premises or such other designated delivery location.

    Grower represents that Winery will have good title to all grapes sold, free of all security interests and other encumbrances.

9. REDWOOD ROAD SAFETY. Grower shall, and shall cause any agent whom Grower appoints to deliver grapes to, drive carefully and alertly along Redwood Road using a safe driving speed appropriate for the prevailing road conditions and load weight of the truck.

10. ASSIGNMENT AND BINDING EFFECT. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, grantees, vendees,


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    transferees, assignees, legatees, devisees and other successors in interest whether partial or entire.

11. ARBITRATION. The parties will attempt to settle any dispute in a mutually agreeable manner. Any controversy or claim arising out of or relating to this Agreement or any breach thereof that is not settled by the parties, shall be determined by arbitration in San Jose, California (or such other location in California as the parties may agree upon) before a panel of arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Either party's request for arbitration shall be given in writing by first-class mail, postage prepaid, addressed to the party at the address set forth in paragraph 13. The arbitration hearing shall be held within thirty (30) days after arbitration is requested. The panel of arbitrators shall consist of three people, who shall be independent of either party's business. Winery and Grower shall each select an arbitrator and these two arbitrators will select a third arbitrator.

12. ATTORNEYS' FEES. If any arbitration, action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such arbitration, action or proceeding, in addition to any other relief to which such party is entitled.

13. NOTICE. Whenever the term "notice" is used in this Agreement, it means a written notice or facsimile transmission delivered or sent to that party's address or facsimile shown below or at such other address or facsimile number as the party specifies by notice. All facsimile transmissions will be followed by a "hard copy" letter sent via regular mail.

           GROWER:                           WINERY:
    NAME:  Scheid Vineyards Inc.             The Hess Collection Winery
  ADDRESS: 13470 Washington Blvd.            4411 Redwood Road
           Suite 300                         P.O. Box 4140
           Marina del Rey, CA 90292          Napa, CA 94558
  CONTACT: Alfred Scheid or Heidi Scheid     Bruce Wise or Randle Johnson
    PHONE: 310/301-1555                      707/255-1144
      FAX: 310/301-1569                      707/253-1682

           WITH A COPY TO:
     NAME: Scheid Vineyards Inc.
  ADDRESS: 1972 Hobson Avenue
           Greenfield, CA 93927
  CONTACT: Kurt Gollnick
    PHONE: 408/385-4801
      FAX: 408/385-0136


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14. CONFIDENTIALITY.  Grower and Winery both warrant that the other party's name will not be used in any fashion or context with respect to any representation, sales, or marketing of grapes, bulk wine, vineyards, or bottled products without the other party's prior written consent.

15. SEVERABILITY. If any part or parts of this Agreement are found to be illegal or unenforceable, the remainder shall be considered severable, shall remain in full force and effect, and shall be enforceable.

16. GENERAL PROVISIONS. This Agreement, along with Exhibits "A", "B" and "C" attached hereto are the entire agreement between the parties, and supersedes all other written or oral agreements. This Agreement may only be amended or modified by a written document signed by the party against whom the modification is to be enforced. Each party will perform such other acts as are reasonably necessary or desirable to carry out the purposes of this Agreement.

17. FORCE MAJEURE. Grower shall not be liable to Winery for any failure to perform any of its duties or obligations hereunder or for any loss or damage of any kind, nor shall any such failure give Winery the right to reject any Grapes pursuant to Paragraph 5(c), so long as such failure to perform or loss or damage is the result of any act of God or any normal hazard of farming, including, without limitation, rain, hail, heat, frost, drought, flooding, windstorm or other action of the elements, strike, work slow-down, worker unavailability, fire, truck, car, rail, labor, equipment or material shortage or unavailability, freight embargo, transportation delays or difficulties, governmental action or any other cause beyond Grower's reasonable control. If Grower is prevented from performing its obligations hereunder in part or in full as a result of an occurrence set forth in this Paragraph 17, it shall give prompt notice thereof in writing to Winery, which notice shall specify the nature of such occurrence and an estimate of the date when full performance will be resumed hereunder.


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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first indicated above.

Grower:    SCHEID VINEYARDS INC.       Winery:    THE HESS COLLECTION WINERY




By: /s/ Alfred G. Scheid               By: /s/ Randall Johnson
   --------------------------------       --------------------------------

Print Name: Alfred G. Scheid           Print Name: Randall Johnson
          ------------------------                ------------------------

Its: Chief Executive                   Its: Winemaker
   -------------------------------        --------------------------------

                                       By:
                                          --------------------------------

                                       Print Name:
                                                  ------------------------

                                       Its:
                                          --------------------------------


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